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                                                                    Exhibit 99.1
                                                                    ------------



                        [FORM OF Real goods PROXY CARD]

     This proxy is solicited on behalf of the Board of Directors of Real Goods Trading Corporation (the "Company"). The undersigned appoints John Schaeffer and Barry Reder, or any of them, the proxies and attorneys-in-fact for the undersigned, with full power of substitution and revocation, to vote on behalf of the undersigned, at the Special Meeting of shareholders of the Company to be held at the offices of the Company, located at 3440 Airway Drive, Santa Rosa,
California 95403, on [           ], January __, 2001 at 11:00 a.m. and any
adjournments thereof, all shares of the common stock, no par value, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote as follows:

The Board of Directors of Real Goods Trading Corporation Recommends You Vote
FOR:

1. Approval and adoption of the Merger Agreement (the "Merger Agreement") dated as of October 13, 2000, between Gaiam, Inc., a Colorado corporation, and Real Goods Trading Corporation, a California corporation. The Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex A.

                  FOR  [  ]   AGAINST  [  ]    ABSTAIN  [  ]

                         Please sign exactly as your names appear. If Executor, Trustee, etc. give full title. If stock is registered in two names, both should sign.

                         Dated:  _________________________ 2001

                         ______________________________________
                         Signature(s)

                         ______________________________________
                         Signature(s)